Exhibit 10.1

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (this “Agreement”), is made as of May 1, 2024, between Unusual Machines, Inc., a Nevada corporation (the “Company”) and 8 Consulting LLC, a Puerto Rico limited liability company (the “Consultant”) for the services of Dr. Allan Evans, in his individual capacity (“Evans”).

WHEREAS, Evans has experience in the drone industry and skills and relationships which qualify him to provide services to the Company through the Consultant;

WHEREAS, Evans is a resident and tax domiciled of Puerto Rico; and works from Puerto Rico with the Consultant at the address stated hereinafter;

WHEREAS, the Company desires to retain the Consultant and avail itself of Evans’ experience, expertise, sources of information and to perform the Services (as defined below);

WHEREAS, on December 4, 2023, the Company appointed Evans as the Chief Executive Officer of the Company (the “CEO”); and

WHEREAS, the Consultant is willing to cause Evans to perform such Services under the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Representations and Warranties. The Consultant and Evans hereby jointly and severally represent and warrant to the Company that the Consultant and Evans (i) are not subject to any non-solicitation or non-competition agreement affecting the Services to be performed by the Consultant and Evans to the Company (other than any prior agreement with the Company), (ii) are not subject to any confidentiality or nonuse/nondisclosure agreement affecting this Agreement with the Company (other than any prior agreement with the Company), and (iii) has not brought to the Company any trade secrets, confidential business information, documents, or other personal property of a prior employer other than with respect to Rotor Riot, LLC and Fat Shark Holdings, Inc.

2. The Consultant's and Evans’ Duties.

(a) The Consultant shall cause Evans to perform the duties and responsibilities that are customary for a chief executive officer of a public company that either have revenues similar to the Company on a pro forma basis as reflected in the Prospectus filed with the Securitiues and Exchange Commission (the “SEC”) on February 15, 2024, or if pre-revenues, are an active and on-going business that are performing pre-revenue activities similar to a biotech company which is engaged in active research and/or the overseeing of clinical trials (either, a “Pubco”). Notwithstanding the foregoing, Evans will not be treated as an employee of the Company.

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(b) The Consultant will cause Evans, as CEO, (i) to undertake primary responsibility for managing all aspects of the Company and overseeing the preparation of all reports, registration statements and other filings required filed by the Company with the SEC and executing the certifications required the Sarbanes Oxley Act of 2002 and the rules of the SEC as the principal executive officer of the Company. (ii) attend investor meetings and road shows in connection with the Company’s fundraising and investor relations activities (collectively the “Services”). The Consultant shall cause Evans to report to the Company’s Board of Directors (the “Board”). As part of the Services, the Consultant shall also cause Evans to perform services for such subsidiaries of the Company as may be necessary. The Consultant and Evans shall use their best efforts to perform their duties and discharge their responsibilities pursuant to this Agreement competently, carefully and faithfully. In determining whether or not the Consultant and Evans have used their best efforts hereunder, the Consultant’s, Evans’ and the Company’s delegation of authority and all surrounding circumstances shall be taken into account and the best efforts of the Consultant and Evans shall not be judged solely on the Company’s earnings or other results of the Consultant’s and Evan’s performances, except as specifically provided to the contrary by this Agreement. The parties acknowledge that Evans also serves as a member of the Board of the Company or as an officer and director of the subsidiaries of the Company for no additional compensation.

(c) Devotion of Time. The Consultant shall cause Evans to devote such time, attention and energies to the affairs of the Company and its subsidiaries and affiliates as are customary for a chief executive officer of a PubCo.

(d) Location of Services. The Company shall maintain and pay for an office in San Juan, Puerto Rico for the Consultant and for Evans to perfrom the Services as long as such office is not the Consultant’s principal residence. The Services to be performed by Evans may be performed in Puerto Rico, Florida or such other places as may be required for the performance of the Services. Pursuant to Section 4 below, the Consultant shall be entitled to reimbursement of its expenses to the extent that Evans is required to travel to perform the Services.

(e) Adherence to Inside Information and Other Policies. The Consultant and Evans each acknowledge that the Company is publicly-held and, as a result, the Company has implemented inside information policies designed to preclude its executive officers and those of its subsidiaries and consultants from violating the federal securities laws by trading on material, non-public information or passing such information on to others in breach of any duty owed to the Company, or any third party. The Company has also implemented other policies such as a Code of Business Conduct and Ethics and Clawback Policy (collectively, the “Policies”) that are published on the Company’s website. The Consultant and Evans each acknowledge that they have reviewed and will abide by the Company’s inside information policies and other Policies as are currently in effect, and shall promote these policies internally and promptly execute any agreements generally distributed by the Company to its employees and consultants requiring such employees and consultants engaged in selling the Company’s products to abide by these policies.

3. Services Fee; Discretionary Bonus.

(a) From and after the date hereof, the Company shall pay to the Consultant, for the Services of Evans to be performed under this Agreement, a fee at a rate of $250,000 per year payable in monthly installments (the “Services Fee”). The Services Fee shall be payable on the 15th day of each month during the Term (as defined below). The Company shall be under no obligation to increase the Services Fee. During the Term, the Consultant will be eligible to receive a discretionary bonus to the extent to the extent approved by the Company’s Board. Notwithstanding the foregoing, the Board may refuse to pay the Consultant any bonus in its sole discretion. The Company shall not pay Evans any fees apart from the Services Fee payable to the Consultant.

(b) Incentive Plan. Upon the execution and delivery of this Agreement, the Consultant will be granted 488,000 shares of restricted stock (“RS”) which grant is made under the Company’s 2022 Equity Incentive Plan (the “Plan”) and is subject to the Consultant exe cutting the Company’s standard Restricted Stock Agreement. The RS will vest on the earlier of (i) the closing of a registered public offering of securities in which the Company receives the principal net proceeds, (ii) a change of control event as defined in Treasury Regulation Section 1.409A-3(i)(5) (each, a “Change of Control”), or (iii) the one-year anniversary of the date hereof. Subject to this Agreement not being terminated as of the vesting date the underlying shares of common stock shall be delivered promptly following the vesting date. Other than the issuance of the RS contemplated in this Section 3(b), any prior commitments of the Company to issue RS or other securities to Evans prior to the date of this Agreement are hereby revoked and are null and void.

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(c) Taxes. All amounts payable to the Consultant pursuant to this Agreement shall be paid by Company subject to required withholding, if any, as determined by the Company pursuant to this Section 3(c) and applicable law, including the Internal Revenue Code of 1986, as amended (the “Code”). By executing this Agreement, the Consultant and/or Evans agrees to pay any and all applicable taxes arising under this Agreement and shall file all necessary paperwork with the applicable federal, state, local or foreign governmental authorities. For such determination, the Consultant and Evans agree to provide Company with any and all paperwork (including but not limited to form 1099-MISC, form W-8BEN, or similar documentation, as may be applicable), which the Consultant and/or Evans will update and supplement as needed, whether specifically requested by the Company from time to time or not, which will provide Company with evidence that withholding of taxes is not required by applicable law. The Consultant and Evans agree to notify Company immediately if any facts provided to Company pursuant to this Section 3(c) have changed, or if payments to the Consultant should otherwise be subject to withholding for any reason. Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, local or foreign taxes, making any insurance contributions, including for unemployment or disability, or obtaining worker’s compensation insurance on the Consultant’s or Evans’ behalf. The Consultant and Evans shall be jointly and severally responsible for, and shall jointly and severally indemnify, defend, and hold harmless the Company, its affiliates, subsidiaries and each of their respective officers, directors, managers, owners, employees, contractors, agents, successors, and assigns (collectively, the “Company Indemnified Parties”) against, all such taxes or contributions, including penalties and interest. Evans and any other third-party employed or engaged by the Consultant in connection with the performance of the Services hereunder that are approved in advance, in writing, by Company shall be the Consultant’s employees or contractors and the Consultant shall be fully responsible for them and indemnify the Company Indemnified Parties against any claims made by or on behalf of any such employee or contractor. The Services to be rendered by Evans will be primarily from Puerto Rico where Evans is a tax resident and domicile. Any Services rendered within the United States will be allocated on a time basis. Meaning, the number of days spent in the United States will be allocated to United States source income and the time allocated in Puerto Rico will be allocated to Puerto Rico source income. This formula will be used for the basis of the compensation, including any bonus and incentives.

(d) Insurance and Other Obligations. The Consultant and Evans understand and agree that neither party is or will be covered under the Company’s insurance policies except for the existing D&O insurance policy which covers Evans in his capacity as an officer and director The Consultant and Evans further understand and agree, that the Consultant and/or Evans shall be solely and exclusively responsible and liable for all expenses, costs, liabilities, assessments, taxes, maintenance, insurance, and other obligations incurred by the Consultant and/or Evans at any time and for any reason as a result of this Agreement or the performance of services by the Consultant and/or Evans.

4. Reimbursement of Expenses. In addition to the Services Fee received by the Consultant pursuant to this Section 3(a) above, the Company will reimburse or advance funds to the Consultant for all reasonable documented travel of Evans to and from Puerto Rico, entertainment, out-of-pocket expenses, health insurance premiums up to $1,000 per month and miscellaneous expenses incurred in connection with the performance of the services under this Agreement, provided that the Consultant properly provides a written accounting of such expenses to the Company in accordance with the Company’s practices.

5. Term of Agreement.

(a) This Agreement shall commence on the date hereof and shall, subject to an earlier termination pursuant to Section 4(b) hereof, terminate on the two-year anniversary of the date hereof (the “Term”). The Company hereby retains the Consultant, the Consultant hereby agrees to cause Evans to perform the services, and Evans agrees to perform such services for the Company for a period of two years commencing as of the date of this Agreement (such period, as it may be extended or renewed, the “Term”), unless sooner terminated in accordance with the provisions of Section 6. The Parties acknolwedge that Evans has been performing the services in his individual capacity since December 4, 2023 prior to entering into this Agreement.

(b) Continuing Effect. Notwithstanding any termination of this Agreement, at the end of the Term or otherwise, the provisions of Sections 6(e), 7, 8, 9, 10, 12 15, 16, 18, 19, 22, 23, and 24 shall remain in full force and effect and the provisions of Section 9 shall be binding upon the Consultant, its successors and assigns and the legal representatives, successors and assigns of the Evans.

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6. Termination.

(a) Death or Disability. Except as otherwise provided in this Agreement, this Agreement shall automatically terminate upon the death or disability of Evans. For purposes of this Section 6(a), “disability” shall mean (i) Evans is unable to engage in his customary duties by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) Evans is, by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; or (iii) Evans is determined to be totally disabled by the Social Security Administration. Any question as to the existence of a disability shall be determined by the written opinion of Evans’s regularly attending physician (or his guardian) (or the Social Security Administration, where applicable). In the event that this Agreement is terminated by reason of Evans’ death or disability, the Company shall pay the following to the Consultant: (i) any accrued but unpaid Service Fee for services rendered to the date of termination, (ii) accrued but unpaid expenses required to be reimbursed under this Agreement, (iii) any earned but unpaid bonuses for any prior period and his annual bonus prorated to date of termination (to the extent the Compensation Committee has set a formula and it can be calculated), and (v) all equity awards previously granted to the Consultant pursuant to Section 3(b) above shall become fully vested.

(b) Termination by the Company for Cause or by the Consultant; Without Good Reason. The Company may terminate this Agreement at any time for Cause (as defined below) by giving the Consultant written notice of termination. Such termination shall become effective upon the giving of such notice. Upon any such termination for Cause, or in the event the Consultant terminates this Agreement with the Company without Good Reason (as defined in Section 6(c)), then the Consultant shall have no right to the Services Fee, or reimbursement under Section 4, except as may otherwise be provided for by law, for any period subsequent to the effective date of termination. For purposes of this Agreement, “Cause” shall mean: (i) the Board determines that the Consultant and/or Evans have failed to substantially perform their respective obligations under this Agreement; (ii) Evans is convicted of, or pleads guilty or nolo contendere to, a felony related to the business of the Company; (iii) Evans, in carrying out his duties hereunder, has acted with gross negligence or intentional misconduct resulting, in any case, in material harm to the Company; (iv) Evans misappropriates Company funds or otherwise defrauds the Company including a material amount of money or property; (v) Evans breaches his fiduciary duty to the Company resulting in material profit to him or the Consultant, directly or indirectly; (vi) Evans materially breaches any agreement with the Company and fails to cure such breach within 10 days of receipt of notice, unless the act is incapable of being cured; (vii) Evans and/or the Consultant breaches any provision of Section 8 or Section 9; (viii) Evans becomes subject to a preliminary or permanent injunction issued by a United States District Court enjoining Evans from violating any securities law administered or regulated by the SEC; (ix) Evans becomes subject to a cease and desist order or other order issued by the SEC after an opportunity for a hearing; (x) Evans refuses to carry out a resolution adopted by the Company’s Board at a meeting in which Evans was offered a reasonable opportunity to argue that the resolution should not be adopted; or (xi) Evans abuses alcohol or drugs in a manner that interferes with the successful performance of his duties.

(c) Termination by the Company Without Cause, Termination by the Consultant and/or Evans for Good Reason or Automatic Termination Upon a Change of Control or at the end of a Term after the Company provides notice of Non-Renewal.

(1) This Agreement may be terminated: (i) by the Consultant and/or Evans for Good Reason (as defined below), (ii) by the Company without Cause, (iii) upon any Change of Control provided, that, within 12 months of the Change of Control (A) the Company terminates this Agreement and/or the Board removes Evans as the Company’s CEO, fails to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no Change of Control event had taken place, or changes Evans title as the CEO, or (B) the Consultant and/or Evans terminates this Agreement or another person provides the services on behalf of the Consultant.

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(2) In the event this Agreement is terminated by the Consultant and/or Evans for Good Reason or by the Company without Cause, the Consultant shall be entitled to the following:

(A) any accrued but unpaid Services Fee for Services rendered to the date of termination;

(B) any accrued but unpaid expenses required to be reimbursed under this Agreement;

(C) a separation payment (“Separation Amount”) equal to 12 months of the then Services Fee;

(D) The Consultant or Evans’ legally appointed guardian, as the case may be, shall have up to one year from the date of termination to exercise any previously granted options granted to the Consultant, if any, provided that in no event shall any option be exercisable beyond its Term; and

(E) all equity awards previously granted to the Consultant, if any, including RS, under the Plan or otherwise shall become fully vested.

(3) In the event of a termination for Good Reason, without Cause, or non-renewal by the Company, the payment of the Services Fee shall be made at the same times as the Company paid the Consultant over the applicable monthly period and any other payments owed under Section 6(c) shall be promptly paid. Provided, however, that any balance of the Services Fee remaining due on the “applicable 2 ½ month period” (as such term is defined under Treasury Regulation Section 1.409A-1(b)(4)(i)(A)) after the end of the tax year in which this Agreement is terminated or the Term ends shall be paid on the last day of the applicable 2½ month period. The payment of the Separation Amount and the acceleration of vesting shall be conditioned on the Consultant and Evans signing an Agreement and General Release (in the form which is attached as Exhibit A) which releases the Company or any of its affiliates (including its officers, directors and their affiliates) from any liability under this Agreement or related to the termination of this Agreement and Evans serving as the Company’s CEO with the Company provided that (x) the payment of the Separation Amount is made on or before the 21st day following the termination of this Agreement; (y) such Agreement and General Release is executed by the Consultant and Evans, submitted to the Company, and the statutory period during which the Consultant and Evans are entitled to revoke the Agreement and General Release under applicable law has expired on or before that 21st day; and (z) in the event that the 21 day period begins in one taxable year and ends in a second taxable year, then the payment of the Separation Amount shall be made in the second taxable year. Upon any Change of Control, all payments owed under Section 6(c)(3) shall be paid immediately.

The term “Good Reason” shall mean: (i) a material diminution in Evans’s authority, duties or responsibilities due to no fault of Evans other than temporarily while Evans is physically or mentally incapacitated or as required by applicable law; (ii) the Company requires the Consultant and/or Evans to change their principal business office as defined in Section 3(c) to a location other than Puerto Rico, (iii) a change in the Consultant’s overall compensation or bonus structure such that its overall compensation is diminished, or (iv) any other action or inaction that constitutes a material breach by the Company under this Agreement. Prior to the Consultant and/or Evans terminating this Agreement with the Company for Good Reason, the Consultant and Evans must provide written notice to the Company, within 30 days following their initial awareness of the existence of such condition, that such Good Reason exists and setting forth in detail the grounds that the Consultant and Evans believe constitutes Good Reason. If the Company does not cure the condition(s) constituting Good Reason within 30 days following receipt of such notice, then this Agreement shall be deemed terminated for Good Reason.

(d) Any termination made by the Company under this Agreement shall be approved by the Board.

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(e) Upon (i) the termination of this Agreement or (ii) the Company’s request at any time during this Agreement (provided it does not interfere with the Consultant’s and Evans’ ability to perform their duties and responsibilities hereunder), the Consultant shall cause Evans to (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, manuals, work product, thumb drives or other removable information storage devices, and hard drives, and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or work product, that are in the possession or control of either the Consultant or Evans, whether they were provided to the Consultant and/or Evans by the Company or any of its business associates or created by the Consultant and/or Evans in connection with this Agreement or Evan serving as the Company’s CEO; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Consultant’s and Evans’s possession or control, including those stored on any non-Company devices, networks, storage locations and media in the Consultant’s and Evans’s possession or control.

7. Indemnification. In connection with Evans’ serving as the Company’s CEO, the Company shall enter into, and the Consultant shall cause Evans to enter into, an Indemnification Agreement, a copy of which is annexed as Exhibit B, the Company shall indemnify Evans, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by him in connection with any claim, action, suit or proceeding to which he may be made a party by reason of him being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company. The Company shall provide, at its expense, directors and officers insurance for Evans in amounts and for a term equal to other executive officers and directors of the Company.

8. Non-Competition Agreement.

(a) Competition with the Company. Until termination of this Agreement and for a period of one year commencing on the date of termination of this Agreement, each of the Consultant and Evans (individually or in association with, or as a shareholder, director, officer, consultant, employee, partner, joint venturer, manager, member, or otherwise, of or through any person, firm, corporation, partnership, limited liability company, association or other entity) shall not, directly or indirectly, act as an employee or officer (or comparable position) of, owning an interest in, or providing services similar to the Company Services as defined in Section 9(a) for a direct competitor (either now or in the future) of the Company (any, a “Competitor”).

(b) Solicitation, Customer and Orders. During the period in which the provision of Section 8(a) shall be in effect, except on behalf of the Company the Consultant and Evans agree that each party will not, directly or indirectly, either as proprietor, stockholder, partner, officer, employee or otherwise, distribute, sell, offer to sell, or solicit any orders for the purchase or distribution of any products or services which are similar to those distributed, sold or provided by the Company during the 12 months preceding the termination of this Agreement, to or from any person, firm or entity which was a customer of the Company during the 12 months preceding such termination of this Agreement.

(c) Non-disparagement. The Consultant and Evans agree that, after the end of this Agreement, each party will refrain from making, in writing or orally, any unfavorable comments about the Company, its operations, policies, or procedures that would be likely to injure the Company’s reputation or business prospects; provided, however, that nothing herein shall preclude the Consultant and Evans from responding truthfully to a lawful subpoena or other compulsory legal process or from providing truthful information otherwise required by law.

(d) No Payment. The Consultant and Evans each acknowledges and agrees that no separate or additional payment will be required to be made to them in consideration of these undertakings in this Section 8, and confirms they have received adequate consideration for such undertakings.

(e) References. References to the Company in this Section 8 shall include the Company’s subsidiaries and affiliates.

(f) This Section 8 may not be waived without the written consent of the Board and Red Cat Holdings, Inc.

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9. Non-Disclosure of Confidential Information.

(a) Confidential Information. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, trade secrets, processes, policies, procedures, techniques, designs, drawings, know-how, show-how, technical information, specifications, computer software and source code, information, studies, report and data relating to the development, research, testing, costs, marketing, and uses of the Company Services (as defined herein), the Company’s budgets and strategic plans, and the identity and special needs of the Company’s employees, customers, vendors, and suppliers, databases, data, and all technology, equipment and infrastructure relating to the Company’s businesses, systems, methods of operation, leads, research marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities or operations of the Company. In addition, Confidential Information also includes contact persons for customers, vendors and suppliers including the identity of and telephone numbers, e-mail addresses and other addresses of such persons. Confidential Information also includes, without limitation, Confidential Information received from the Company’s subsidiaries and affiliates. For purposes of this Agreement, the following will not constitute Confidential Information (i) information which is or subsequently becomes generally available to the public through no act or fault of the Consultant and/or Evans, (ii) information set forth in the written records of Evans prior to disclosure to Evans by or on behalf of the Company which information is given to the Company in writing as of or prior to the date of this Agreement, and (iii) information which is lawfully obtained by the Consultant and/or Evans in writing from a third party (excluding any affiliates of the Consultant and/or Evans) who lawfully acquired the confidential information and who did not acquire such confidential information or trade secret, directly or indirectly, from the Consultant and/or Evans or the Company or its subsidiaries or affiliates and who has not breached any duty of confidentiality. As used herein, the word “Services” shall include all products and services offered for sale and marketed by the Company during the Term, including without limitation its provision of consulting and related services. Services also includes any other services which the Company has taken concrete steps to offer for sale, but has not yet commenced selling or marketing, during or prior to the Term. Company Services also include any services disclosed in the Company’s latest Form 10-K and/or Form S-1.

(b) Legitimate Business Interests. Each of the Consultant and Evans recognizes that the Company has legitimate business interests to protect and as a consequence, Each of the Consultant and Evans agrees to the restrictions contained in this Agreement because they further the Company’s legitimate business interests. These legitimate business interests include, but are not limited to (i) trade secrets; (ii) valuable confidential business, technical, and/or professional information that otherwise may not qualify as trade secrets, including, but not limited to, all Confidential Information; (iii) substantial, significant, or key relationships with specific prospective or existing customers, vendors or suppliers; (iv) goodwill associated with the Company’s business; and (v) specialized training relating to the Company’s technology, infrastructure, equipment, Services, methods, operations and procedures. Notwithstanding the foregoing, nothing in this Section 9(b) shall be construed to impose restrictions greater than those imposed by other provisions of this Agreement.

(c) Confidentiality. During the Term of this Agreement and following termination of this Agreement, for any reason, the Confidential Information shall be held by each of the Consultant and Evans in the strictest confidence and shall not, without the prior express written consent of the Company, be disclosed to any person other than in connection with the Services provided by Evans or the services performed by the Consultant to the Company. The Consultant and Evans each further acknowledges that such Confidential Information as is acquired and used by the Company is a special, valuable and unique asset. Each of the Consultant and Evans shall exercise all due and diligent precautions to protect the integrity of the Company’s Confidential Information and to keep it confidential whether it is in written form, on electronic media, oral, or otherwise. Each of the Consultant and Evans shall not copy any Confidential Information except to the extent necessary to his performing their services on behalf of the Company nor remove any Confidential Information or copies thereof from the Company’s premises except to the extent necessary to perform their obligations pursuant to this Agreement. All records, files, materials and other Confidential Information obtained by the Consultant and Evans in the course of this Agreement with the Company are confidential and proprietary and shall remain the exclusive property of the Company. Each of the Consultant and Evans shall not, except in connection with and as required by their performance of their respective duties under this Agreement, for any reason use for their own benefit or the benefit of any person or entity other than the Company or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior express written consent of the Board.

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(d) References. References to the Company in this Section 9 shall include the Company’s subsidiaries and affiliates.

(e) Whistleblowing. Nothing contained in this Agreement shall be construed to prevent Evans from reporting any act or failure to act to the SEC or other governmental body or prevent Evans from obtaining a fee as a “whistleblower” under Rule 21F-17(a) under the Securities Exchange Act of 1934 or other rules or regulations implemented under the Dodd-Frank Wall Street Reform Act and Consumer Protection Act.

(f) Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement:

(i) Evans will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(A)	is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(B)	is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

(ii) If Evans files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Evans may disclose the Company’s trade secrets to Evans’ attorney and use the trade secret information in the court proceeding if Evans:

(A)	files any document containing trade secrets under seal; and

(B)	does not disclose trade secrets, except pursuant to court order.

10. Equitable Relief.

(a) The Company and each of the Consultant and Evans recognize that the services that the Consultant shall perform and cause Evans to be rendered under this Agreement are special, unique and of extraordinary character, and that in the event of the breach by the Consultant and/or Evans of the terms and conditions of this Agreement or if either the Consultant and/or Evans, without the prior express consent of the Board, shall take any action in violation of Section 8 and/or Section 9, the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction referred to in Section 10(b) below, to enjoin the Consultant and/or Evans from breaching the provisions of Section 8 and/or Section 9.

11. Conflicts of Interest. During the Term of this Agreement, the Consultant and Evans shall not, unless approved by the Board, directly or indirectly:

(a) participate as an individual in any way in the benefits of transactions with any of the Company’s customers, vendors, or suppliers, including, without limitation, having a financial interest in the Company’s customers, vendors, or suppliers, or making loans to, or receiving loans, from, the Company’s customers, vendors, or suppliers;

(b) realize a personal gain or advantage from a transaction in which the Company has an interest or use information obtained in connection with the performance by the Consultant and/or Evans pursuant to this Agreement with the Company for either the Consultant’s or Evans’ personal advantage or gain; or

(c) accept any new offer during the Term to serve as an officer, director, partner, consultant, board member with, or to be employed in a professional, technical, or Board member capacity by, a person or entity which does business with the Company.

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12. Inventions, Ideas, Processes, and Designs. All inventions, ideas, processes, programs, software, and designs (including all improvements) (i) conceived or made by the Consultant or Evans during the course of this Agreement with the Company (whether or not actually conceived during regular business hours) and for a period of six months subsequent to the termination (whether by expiration of the Term or otherwise) of this Agreement with the Company, and (ii) related to the business of the Company, shall be disclosed in writing promptly to the Company and shall be the sole and exclusive property of the Company, and each of the Consultant or Evans hereby assigns any such inventions to the Company. An invention, idea, process, program, software, or design (including an improvement) shall be deemed related to the business of the Company if (a) it was made with the Company’s funds, personnel, equipment, supplies, facilities, or Confidential Information, (b) results from work performed by the Consultant or Evans for the Company, or (c) pertains to the current business or demonstrably anticipated research or development work of the Company. Each of the Consultant and Evans shall cooperate with the Company and its attorneys in the preparation of patent and copyright applications for such developments and, upon request, shall promptly assign all such inventions, ideas, processes, and designs to the Company. The decision to file for patent or copyright protection or to maintain such development as a trade secret, or otherwise, shall be in the sole discretion of the Company, and the Consultant and Evans shall be bound by such decision. Each of the Consultant and Evans hereby irrevocably assigns to the Company, for no additional consideration, their entire right, title and interest in and to all work product and intellectual property rights, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company's rights, title or interest in any work product or intellectual property rights so as to be less in any respect than the Company would have had in the absence of this Agreement. If applicable, each of the Consultant and Evans shall provide as a schedule to this Agreement, a complete list of all inventions, ideas, processes, and designs, if any, patented or unpatented, copyrighted or otherwise, or non-copyrighted, including a brief description, which he made or conceived prior to his employment with the Company and which therefore are excluded from the scope of this Agreement. References to the Company in this Section 12 shall include the Company, its subsidiaries and affiliates.

13. Indebtedness. If, during the course of this Agreement, either the Consultant or Evans becomes indebted to the Company for any reason, the Company may, if it so elects, and if permitted by applicable law, set off any sum due to the Company from either the Consultant or Evans and collect any remaining balance from either the Consultant or Evans, as applicable unless such party has entered into a written agreement with the Company.

14. Assignability. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign shall acquire all or substantially all of the securities or assets and business of the Company. The obligations of the Consultant and Evans hereunder may not be assigned or alienated and any attempt to do so by such party will be void. The Consultant and Evans acknowledge that the Company may not loan funds to either of them.

15. Severability.

(a) Each of the Consultant and Evans expressly agrees that the character, duration and geographical scope of the non-competition provisions set forth in this Agreement are reasonable in light of the circumstances as they exist on the date hereof. Should a decision, however, be made at a later date by a court of competent jurisdiction that the character, duration or geographical scope of such provisions is unreasonable, then it is the intention and the agreement of the Consultant, Evans and the Company that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the Consultant or Evans’ conduct that are reasonable in the light of the circumstances and as are necessary to assure to the Company the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to the Company the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions of this Agreement that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

(b) If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provisions were not included.

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16. Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar receipted delivery, or next business day delivery to the addresses detailed below (or to such other address, as either of them, by notice to the other may designate from time to time), or by e-mail delivery (in which event a copy shall immediately be sent by FedEx or similar receipted delivery), as follows:

To the Company:	Unusual Machines, Inc.
4667 1 B McLeod Road, Suite J
Orlando, FL 32811
Attention: Brian Hoff, Chief Financial Officer
Email: Brian@UnusualMachines.com

With a copy to:	Nason, Yeager, Gerson, Harris & Fumero, P.A.
3001 PGA Blvd., Suite 305
Palm Beach Gardens, Florida 33410
Attention: Michael D. Harris, Esq.
Email: Mharris@nasonyeager.com

To the Consultant
or Evans:	8 Consulting LLC
1511 Ponce de Leon Avenue, Unit 948
San Juan, PR 00909
Attention: Dr. Allan Evans
Email: evansall@gmail.com

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

18. Attorneys’ Fees. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses (including such fees and costs on appeal).

19. Governing Law/Exclusive Jurisdiction. (a) This Agreement shall be governed or interpreted according to the internal laws of the State of Florida without regard to choice of law considerations and all claims relating to or arising out of this Agreement, or the breach thereof, whether sounding in contract, tort, or otherwise, shall also be governed by the laws of the State of Florida without regard to choice of law considerations.

(b) Any action arising from or under this Agreement must be commenced only in the appropriate state or federal court located in Orlando, Florida. The Consultant, Evans and the Company irrevocably and unconditionally submit to the exclusive jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts. The Consultant, Evans and the Company irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment against the Consultant, Evans or the Company in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any liability of the Consultant, Evans or the Company therein described, or by appropriate proceedings under any applicable treaty or otherwise.

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20. Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

21. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

22. Section 280G.

(b) If any of the payments or benefits received or to be received by the Consultant (including, without limitation, any payment or benefits received in connection with a Change of Control or the Consultant’s termination of this Agreement, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute "parachute payments" within the meaning of Section 280G of the Code and would, but for this Section 22, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such 280G Payments shall be reduced in a manner determined by the Company (by the minimum possible amounts) that is consistent with the requirements of Section 409A until no amount payable to the Consultant will be subject to the Excise Tax. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced (but not below zero) on a pro rata basis.

(c) All calculations and determinations under this Section 22 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company, the Consultant and Evans for all purposes. For purposes of making the calculations and determinations required by this Section 22, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company, the Consultant and Evans shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 22. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

23. Section 409A.

(b) General Compliance. This Agreement is intended to comply with Code Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of this Agreement shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

(c) Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with the Consultant’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Consultant or Evans is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date following the six-month anniversary of the date of termination or, if earlier, on the date of Evan’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Consultant in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

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(d) Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(ii) any reimbursement of an eligible expense shall be paid to the Consultant on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

24. Termination of Offer Letter. Reference is made to that certain Offer Letter between the Company and Evans dated November 27, 2023 (the “Offer Letter”). The Offer Letter is hereby terminated as of the date hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

Company:

UNUSUAL MACHINES, INC.

By:	/s/ Brian Hoff
Name: Brian Hoff
Title: Chief Financial Officer

Consultant:

8 CONSULTING LLC

By:	/s/ Allan Evans
Name: Mr. Allan Evans
Title: Authorized Representative

Evans, in his individual capacity:

ALLAN EVANS

By:	/s/ Allan Evans
Name: Mr. Allan Evans

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